Exhibit 8.1

(313) 465-7000 Fax: (313) 465-8000 honigman.com

March 30, 2011

Amerigon Incorporated

21680 Haggerty Road

Suite 101

Northville, MI 48167

Re:    Certain Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Amerigon Incorporated, a Michigan corporation (the “Company”), in connection with the offering (the “Offering”) by the Company (i) of up to 7,000 shares of the Company’s Series C 8% Convertible Preferred Stock, without par value but with a stated value of $10,000 per share (the “Preferred Shares”), convertible into shares of the Company’s Common Stock, without par value (the “Common Stock”), (ii) Common Stock issuable upon conversion or redemption of the Preferred Shares (the “Conversion Shares”), (iii) Common Stock issuable to pay dividends on the Preferred Shares (the “Dividend Shares”), (iv) warrants to purchase up to 1,125,000 shares of the Company’s Common Stock, which warrants are issuable only upon the occurrence of certain conditions (the “Warrants”), and (v) Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-171787) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus, dated January 20, 2011 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated March 30, 2011, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Conversion Shares, the Dividend Shares and the Warrant Shares, together with the Preferred Shares and the Warrants, are collectively referred to herein as the “Securities.” The Securities are to be offered and sold in the manner described in the Registration Statement, the Prospectus and the Certified Resolution of the Board of Directors of Amerigon Incorporated Establishing and Designating the Relative Rights and Preferences of Series C 8% Convertible Preferred Stock (the “Certificate of Designation”) filed with the Michigan Department of Energy, Labor and Economic Growth.

We have also acted as counsel to the Company in connection with the preparation of the sections in the Prospectus Supplement captioned “Risk Factors – Risks Related to this Offering and our Preferred Shares and No Acquisition Warrants – There are significant tax risks associated with our Preferred Shares and No Acquisition Warrants” and “Certain U.S. Federal Income Tax Considerations.”

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Amerigon Incorporated

March 30, 2011

In rendering the opinion stated below, we have examined and, with your consent, relied upon the following documents:

(i)	the Registration Statement and the Prospectus; and

(ii)	Such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) the documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) where any such document required execution by a person, the person who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are and will be true and correct, (v) where any such document imposes obligations on a person, such obligations have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times has been and will be organized and operated in accordance with the terms of such documents. We have not independently investigated or made separate inquiry into any of the representations, facts or assumptions set forth in such documents or any other documents.

For purposes of rendering the opinion stated below, we have assumed that the Offering contemplated by the foregoing documents has been or will be consummated in accordance with the operative documents.

In rendering the opinion stated below, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist as of the date hereof. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinion stated herein. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues will not hold contrary to such opinion. Moreover, the opinion set forth below represent our conclusions based upon the documents, facts and assumptions referred to in this opinion letter. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions, could affect the opinion stated herein.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Amerigon Incorporated

March 30, 2011

Based upon and subject to the foregoing, we are of the opinion that the discussions set forth under the sections in the Prospectus Supplement captioned “Risk Factors – Risks Related to this Offering and our Preferred Shares and No Acquisition Warrants – There are significant tax risks associated with our Preferred Shares and No Acquisition Warrants” and “Certain U.S. Federal Income Tax Considerations,” although general in nature, taken together are a fair and accurate summary under current law of the material federal income tax consequences of the purchase or acquisition, ownership, and disposition of the Securities, subject to the qualifications set forth in such discussions.

Other than as expressly stated above, we express no opinion as to any other federal income tax issue or matter relating to the Company. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. This opinion is issued to you in connection with the Offering and may not be used or relied upon by any other person or for any other purpose without our express written consent.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

KJP/KWB/RSS/JHC/MSB

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IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any federal tax advice contained in this letter was not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding federal tax penalties. This letter was written to support the promotion or marketing of the transaction discussed in this letter, and each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo